                                                                  EXHIBIT 4.13

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS SO REGISTERED OR AN EXEMPTION FROM REGISTRATION UNDER SAID ACT IS AVAILABLE.



                    CONVERTIBLE SUBORDINATED PROMISSORY NOTE

$12,500,000                                                  September 15, 2000
                                                             Broomfield, CO

         FOR VALUE RECEIVED, eSoft, Inc. a Delaware corporation (the "BORROWER"), hereby unconditionally promises to pay to the order of Gateway Companies, Inc. (the "LENDER"), at its head office at 4545 Towne Centre Court, San Diego, CA 92121, the principal sum of TWELVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($12,500,000), or so much thereof as shall be outstanding, in lawful money of the United States of America and in immediately available funds, on September 15, 2004 (the "MATURITY DATE") in one lump-sum payment of $12,500,000 (or so much thereof as shall be outstanding), and to pay interest on the principal amount hereof outstanding from time to time, at Borrower's election in cash or in eSoft Common Stock, par value $0.01 per share ("COMMON STOCK"), at the Fair Market Value (as defined in the next paragraph) at such office, at the rate per annum of seven percent (7.0%), in arrears on a quarterly basis on the 15th day of each December, March, June and September. Notwithstanding the foregoing, the Borrower will receive an interest credit equal to $122,260 for the quarter commencing on September 15, 2000.

         CONVERTIBLE SUBORDINATED PROMISSORY NOTE

         This Convertible Subordinated Promissory Note is the Note referred to in the Stock and Warrant Purchase and Investor Rights Agreement dated April 26, 2000 between the Borrower and the Lender, as amended on September 15, 2000 (the "PURCHASE AGREEMENT"). Capitalized terms used in this Convertible Subordinated Promissory Note have the respective meanings assigned to them in the Purchase Agreement. For purposes of this Convertible Subordinated Promissory Note, "FAIR MARKET VALUE" of the Common Stock shall be determined by the average of the closing prices of the Common Stock on the principal securities exchange or market on which it is then being listed for the ten (10) trading days preceding the date of determination of the Fair Market Value.

         Unless all or part of the principal amount of this Convertible Subordinated Promissory Note is converted to the Borrower's Common Stock by the Lender on or before the Maturity Date as provided for herein, all outstanding principal and accrued interest hereunder shall be due and payable on the Maturity Date. The Borrower may not prepay all or any part of the principal amount of this Convertible Subordinated Promissory Note before maturity. The loan represented by this Convertible Subordinated Promissory Note shall be subordinated to all other debt of the Borrower outstanding at any time.

         A. PAYMENTS: All payments of principal, interest and other amounts to be made by the Borrower under this Convertible Subordinated Promissory Note shall be made, (i) if in cash in immediately available funds to the Lender no later than 1:00 p.m. local time in

Broomfield, Colorado, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding business day), and (ii) if in stock to the Lender no later than 1:00 p.m. local time in Broomfield, Colorado, five (5) business days following the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding business day). If an Event of Default (as defined below) has occurred and is continuing, the Lender may apply any such payment as it may elect in its discretion. If the due date of any payment under this Agreement or the Note would otherwise fall on a day that is not a business day, such date shall be extended to the next succeeding business day and interest shall be payable for any principal so extended for the period of such extension. Interest shall be computed on the basis of the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable, relative to a year of 365 or 366 days, as the case may be.

         B. CONVERSION: The aggregate amount of outstanding principal of this Convertible Subordinated Promissory Note plus accrued and unpaid interest is convertible, in whole or in part, at the option of the Lender, at any time commencing on the date of issuance of this Convertible Subordinated Promissory Note and ending on the Maturity Date, as follows:

         1. MECHANICS OF CONVERSION. The Lender shall notify the Borrower in writing (the "CONVERSION NOTICE"), in the manner prescribed in Section 11(e) of the Purchase Agreement, of its desire to convert all or part of the aggregate amount of principal of this Convertible Subordinated Promissory Note plus interest, if any, that has accrued but remains unpaid thereon. The Conversion Notice shall be accompanied by the original of this Convertible Subordinated Promissory Note (or reasonable written assurance of the loss or destruction of the original of this Convertible Subordinated Promissory Note). The Conversion Notice shall specify (i) the aggregate amount of principal of this Convertible Subordinated Promissory Note plus interest, if any, that has accrued but remains unpaid thereon to be converted (the "CONVERSION AMOUNT"), (ii) the date of the desired conversion (the "CONVERSION DATE") and (iii) the name(s) which should appear on the stock certificate(s) to be issued by the Borrower which represent the Common Stock acquired by the Lender upon conversion. If reasonably required by the Borrower, certificates surrendered for conversion shall be accompanied by a written instrument or instruments of transfer in form reasonably satisfactory to the Borrower. The Borrower shall not be required to pay any tax that may be payable in respect of any transfer involving the issuance and delivery of such certificates upon conversion in a name other than that of the Lender, and the Borrower shall not be required to issue or deliver such certificates unless or until the persons requesting the issuance thereof shall have established to the Borrower's reasonable satisfaction that any such taxes have been paid or will be paid by parties other than the Borrower.

         2. COMMON STOCK ISSUABLE UPON CONVERSION. Within three (3) business days of receipt of a Conversion Notice, the Borrower shall issue to the Lender that number of shares of Common Stock determined by dividing the Conversion Amount by the Fair Market Value of the Common Stock as of the Conversion Date (the "CONVERSION PRICE"). If the calculation of the Conversion Price set forth in the preceding sentence would result in a Conversion Price of less than $11.00 (as adjusted for stock splits, stock dividends, recapitalizations and the like), then the

Conversion Price shall instead be $11.00 (as adjusted for stock splits, stock dividends, recapitalizations and the like). If the calculation of the Conversion Price set forth in the second preceding sentence would result in a Conversion Price of greater than $19.507 (as adjusted for stock splits, stock dividends, recapitalizations and the like), then the Conversion Price shall instead be $19.507 (as adjusted for stock splits, stock dividends, recapitalizations and the like). The Conversion Price shall be subject to adjustment as set forth below. If less than the entire outstanding principal amount of this Convertible Subordinated Promissory Note is being converted, a new Convertible Subordinated Promissory Note shall promptly be delivered to the Lender for the unconverted principal balance and shall be of like tenor as to all terms as the Convertible Subordinated Promissory Note surrendered.

                  a. ADJUSTMENT FOR DIVIDENDS AND DISTRIBUTIONS. If the Borrower at any time or from time to time after the issuance of this Convertible Subordinated Promissory Note makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Borrower other than shares of Common Stock, in each such event provision shall be made so that the holder of this Convertible Subordinated Promissory Note shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Borrower which they would have received had this Convertible Subordinated Promissory Note been converted into Common Stock on the date of such event and had the holder thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by it as aforesaid during such period, subject to all other adjustments called for during such period under this Section 2 with respect to the rights of the holder of this Convertible Subordinated Promissory Note or with respect to such other securities by their terms.

                  b. ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the issuance of this Convertible Subordinated Promissory Note, the Common Stock issuable upon the conversion of this Convertible Subordinated Promissory Note is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section
2), in any such event the holder of this Convertible Subordinated Promissory Note shall have the right thereafter to convert this Convertible Subordinated Promissory Note into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which this Convertible Subordinated Promissory Note could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                  c. REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the issuance of this Convertible Subordinated Promissory Note, there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 2), as a part of such capital reorganization, provision shall be made so that the holder of this Convertible Subordinated Promissory Note shall thereafter be entitled to receive upon conversion of this Convertible Subordinated Promissory Note the number of shares of stock or other securities or property of the Borrower to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 2 with respect to the rights of the holder of this Convertible Subordinated Promissory Note after the capital reorganization to the end that the provisions of this Section 2 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of this Convertible Subordinated Promissory Note) shall be applicable after that event and be as nearly equivalent as practicable.

                  d. CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of this Convertible Subordinated Promissory Note, the Borrower, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate pursuant to the notice provisions of Section 11(e) of the Purchase Agreement. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including the type and amount, if any, of other property which at the time would be received upon conversion of this Convertible Subordinated Promissory Note.

                  e. NOTICES OF RECORD DATE. Upon (i) any taking by the Borrower of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any consolidation or merger of the Borrower with or into any other corporation or other entity or other capital reorganization of the Borrower, any reclassification or recapitalization of the capital stock of the Borrower, any merger or consolidation of the Borrower with or into any other corporation, or any sale, lease or other disposition of all or substantially all of the assets of the Borrower or any voluntary or involuntary dissolution, liquidation or winding up of the Borrower, the Borrower shall deliver notice to the holder of this Convertible Subordinated Promissory Note (pursuant to the provisions of Section 11(e) of the Purchase Agreement) at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, sale, lease, dissolution, liquidation, winding up or other disposition is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, sale, lease, dissolution, liquidation, winding up or other disposition.

                  f. FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of this Convertible Subordinated Promissory Note. If, in the aggregate, any conversion would result in the issuance of any fractional share, the Borrower shall, in lieu of issuing the fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's Fair Market Value.

                  g. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Borrower shall at all times reserve and keep available out of its authorized but unissued shares of Common

Stock, solely for the purpose of effecting the conversion of the shares of this Convertible Subordinated Promissory Note, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding principal and accrued but unpaid interest on this Convertible Subordinated Promissory Note. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding principal and accrued but unpaid interest on this Convertible Subordinated Promissory Note, the Borrower will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  h. NO DILUTION OR IMPAIRMENT. Without the consent of the holder of this Convertible Subordinated Promissory Note, the Borrower shall not amend its certificate of incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Borrower, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holder of this Convertible Subordinated Promissory Note against dilution or other impairment.

         C. EVENTS OF DEFAULT: Upon the occurrence of an Event of Default (as set forth below), the principal hereof and accrued interest hereon shall become, or may be declared to be, forthwith due and payable in the manner, upon the conditions and with the effect provided below. An "EVENT OF DEFAULT" shall exist if one or more of the following events or conditions shall occur and be continuing:

         1. The Borrower shall default in the payment when due of any principal of or interest on the Loan, any other amount payable by it under this Convertible Subordinated Promissory Note, or any amount of securities and/or cash payable upon conversion of this Convertible Subordinated Promissory Note;

         2. There shall have occurred with respect to any issue or issues of debt of the Borrower having an outstanding principal amount of $1,000,000 or more in the aggregate for all such issues, whether such debt now exists or shall hereafter be created, an event of default which has caused the holder thereof to declare such debt to be due and payable prior to its stated maturity;

         3. a judgment or order (not covered by insurance) for the payment of money shall be rendered against the Borrower in excess of $1,000,000 in the aggregate for all such judgments or orders (treating any deductibles, self insurance or retention as not so covered) that shall not be discharged, and all such judgments and orders remain outstanding and there shall be any period of sixty (60) consecutive days following entry of the judgment or order in excess of $1,000,000 or the judgment or order which causes the aggregate amount described above to exceed $1,000,000 during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

         4. The Borrower shall (i) apply for or consent to the appointment of a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property; (ii) make a general assignment for the benefit of its creditors; (iii) commence a voluntary case under 11 U.S.C. Section 101 ET SEQ., as now or hereafter in effect) (the "BANKRUPTCY CODE"); (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts;
(v) fail to controvert in a timely manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code; or
(vi) take any action for the purpose of effecting any of the foregoing;

         5. A proceeding or case shall be commenced, without the application or consent of the Borrower in any court of competent jurisdiction, seeking (i) liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts of the Borrower; (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower or of all or any substantial part of any of the Borrower's assets; or (iii) similar relief in respect of the Borrower under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed or unstayed for a period of 60 days, or an order, judgment or decree approving or ordering any of the foregoing shall be entered or an order for relief against the Borrower shall be entered in an involuntary case under the Bankruptcy Code, which order, judgment or decree shall remain undismissed or unstayed for a period of 60 days;

THEREUPON (i) in the case of an Event of Default, other than one referred to in clause (4) or (5) above, the Lender may, by notice to the Borrower, declare the principal amount then outstanding of, and the accrued interest on all amounts payable by the Borrower under this Convertible Subordinated Promissory Note and all other amounts payable by the Borrower hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower, and (ii) in the case of the occurrence of an Event of Default referred to in clause (4) or (5) above, the principal amount then outstanding of, and the accrued interest on all amounts payable by the Borrower under this Convertible Subordinated Promissory Note and all other amounts payable by the Borrower hereunder shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower.

         D. SUBORDINATION: The Borrower covenants and agrees, and each holder of this Convertible Subordinated Promissory Note, by his or its acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Section D:

         1. The payment of the principal of (and premium, if any) and interest on this Convertible Subordinated Promissory Notes are hereby expressly made subordinate and subject in right of payment to the prior payment in full of all existing or future indebtedness of the Borrower, including principal and interest and premium (if any) and all other amounts outstanding on such debt (and any extensions or refinancings thereof) ("Senior Indebtedness").

         2. No payment or distribution of cash, property or securities (other than Common Stock of the Borrower or other securities of the Borrower that are subordinated to

Senior Indebtedness to at least the same extent as this Convertible Subordinated Promissory Note) of the Borrower shall be made by the Borrower with respect to the principal of or interest on this Convertible Subordinated Promissory Note, or to defease or acquire any of this Convertible Subordinated Promissory Note, and no action shall be taken (judicial or otherwise) to collect any such payment or distribution (a) upon the maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, unless and until all Senior Indebtedness shall first be paid in full in cash, or such payment duly made in a manner satisfactory to the holders of such Senior Indebtedness or the holders of such Senior Indebtedness do not take any affirmative action for a period of at least 45 days to receive payment in full or (b) in the event that the Borrower defaults in the payment of any principal of, premium, if any, or interest on or any other amounts payable on or due in connection with any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, unless and until such default has been waived in writing by the holders of the Senior Indebtedness or until the holders of such Senior Indebtedness do not take any affirmative action for a period of at least 45 days to receive payment in full or to have such default cured.

         3. If any default other than a default contemplated by Section 2(b) above shall have occurred and be continuing that would permit the holders of the Senior Indebtedness to accelerate the maturity of Senior Indebtedness, upon written notice (a "Payment Blockage Notice") of the default given to the Borrower and the holders of this Convertible Subordinated Promissory Note (the "Holders") by the holders of, or an agent, trustee or other representative for, such Senior Indebtedness, then, unless and until such default has been waived in writing or unless and until the holders of such Senior Indebtedness do not take any affirmative action for a period of at least 45 days to receive payment in full or to have such default cured, no payment or distribution of cash or property (other than Common Stock of the Borrower or other securities of the Borrower that are subordinated to Senior Indebtedness to at least the same extent as this Convertible Subordinated Promissory Note) of the Borrower shall be made by the Borrower with respect to the principal of or interest on this Convertible Subordinated Promissory Note, or to acquire or repurchase any of this Convertible Subordinated Promissory Note for cash or property other than Common Stock of the Borrower, and no action shall be taken (judicial or otherwise) to collect any such payment or distribution. If such Senior Indebtedness is not declared due and payable within one hundred eighty (180) days after written notice of the event of default is given, promptly after the end of the 180-day period, the Borrower shall pay all sums due in respect of this Convertible Subordinated Promissory Note and not paid during the 180-day period. Payments on this Convertible Subordinated Promissory Note may and shall be resumed in the case of a payment default only upon the date on which such default is waived in writing by the holders of the Senior Indebtedness or their agent.

         4. If any payment or distribution of assets of the Borrower is received by any Holder in respect of this Convertible Subordinated Promissory Note at a time when that payment or distribution should not have been made because of Sections 2 or 3, and provided that prior to the Borrower's disbursement of such payment or distribution, the Holders shall have received a written notice from the Borrower or from an agent or representative for one or more holders of Senior Indebtedness, such payment or distribution shall be received and held and shall be paid over to the holders of Senior Indebtedness (pro rata as to each of such holders on the basis of the respective amounts of Senior Indebtedness held by them) until all such Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Indebtedness.

         5. Upon any distribution of assets of the Borrower upon any dissolution, winding up, liquidation or reorganization of the Borrower (whether in bankruptcy, insolvency, receivership or similar proceedings relating to the Borrower or its property or upon an assignment for the benefit of creditors or any marshalling of the Borrower's assets or liabilities or otherwise):

                  a. the holders of all Senior Indebtedness will first be entitled to receive payment in full of the principal of and interest due on Senior Indebtedness (including interest accruing after the commencement of a bankruptcy or insolvency at the rate specified in the applicable Senior Indebtedness documents and including, without limitation, in respect of premiums, indemnities or otherwise, before the Holders are entitled to receive any payment or distribution on account of the principal of or interest on this Convertible Subordinated Promissory Note;

                  b. any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities (except that the Holders may receive securities that are subordinated at least to the same extent as this Convertible Subordinated Promissory Note to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness), to which the Holders would be entitled except for the provisions of this Section 5 will be paid by the liquidating trustee or agent or other persons make such a payment or distribution directly to the holders of Senior Indebtedness (pro rata as to each of such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their representatives to the extent necessary to make or provide for payment in full in cash of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness or provision for that payment or distribution; and

                  c. if, notwithstanding the foregoing, any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities (except that the Holders may receive securities that are subordinated at least to the same extent as this Convertible Subordinated Promissory Note to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness) is received by the Holders on account of the principal of or interest on this Convertible Subordinated Promissory Note before all Senior Indebtedness is paid in full, such payment or distribution will be received and held in trust for and will be forthwith paid over to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their representatives for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment of such Senior Indebtedness until all such Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Indebtedness.

         6. Subject to the payment in full of all Senior Indebtedness, the Holders shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Borrower applicable to the Senior Indebtedness until all amounts owing on this Convertible Subordinated Promissory Note shall be paid in full; and, for the purposes of such subrogation:

                  a. no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which the Holders would be entitled except for the provisions of this Section D and no payment pursuant to the provisions of this Section D to the holders of Senior Indebtedness by the Holders shall, as between the Borrower, its creditors (other than holders of Senior Indebtedness) and the Holders, be deemed to be a payment by the Borrower to or on account of the Holders; and

                  b. no payment or distributions of cash, property or securities to or for the benefit of the Holders pursuant to the subrogation provision of this Section D, which would otherwise have been paid to the holders of Senior Indebtedness, shall be deemed to be a payment by the Borrower to or for the account of the Holders of this Convertible Subordinated Promissory Note.

         7. The provisions of this Section D are and are intended solely for the purpose of defining the relative rights of the Holders on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Section D or elsewhere in this Convertible Subordinated Promissory Note is intended to or shall (a) impair, as among the Borrower, its creditors other than holders of Senior Indebtedness and the Holders of this Convertible Subordinated Promissory Note, the obligation of the Borrower, which is absolute and unconditional to pay to the Holders of this Convertible Subordinated Promissory Note the principal of (any premium, if any) and interest on this Convertible Subordinated Promissory Note as and when the same shall become due and payable in accordance with their terms, (b) affect the relative rights against the Borrower of the Holders of this Convertible Subordinated Promissory Note and creditors of the Borrower other than the holders of Senior Indebtedness or (c) prevent the holder of this Convertible Subordinated Promissory Note from exercising all remedies otherwise permitted by applicable law upon default under this Convertible Promissory Note, subject to the rights, if any, under this Section D of the holders of Senior Indebtedness to receive cash, property or securities otherwise payable or deliverable to the Holder upon the exercise of any such remedy.

         8. In the event of any dissolution, winding up, liquidation or reorganization of the Borrower (whether in bankruptcy, insolvency, receivership or similar proceedings relating to the Borrower or its property or upon any assignment for the benefit of creditors or any marshalling of the Borrower's assets or liabilities or otherwise) tending towards liquidation of the business and assets of the Borrower, with respect to the filing of a claim for the unpaid balance of any portion of this Convertible Subordinated Promissory Note in the form required in those proceedings, if the Holder does not file a proper claim or proof of debt in the form required in such proceeding at least thirty (30) days before the expiration of the time to file such claim or claims, then the holders of Senior Indebtedness and their agents, trustees, or other representatives are hereby authorized to have the right to file, and are hereby authorized to file, an appropriate claim for and on behalf of each such Holder.

         9. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrower or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Borrower with the terms, provisions and covenants of this Convertible Subordinated Promissory Note, regardless of any knowledge thereof any such holder may have or be otherwise charged with. Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holders of this Convertible Subordinated Promissory Note, without incurring responsibility to the Holders of this Convertible Subordinated Promissory Note and without impairing or releasing the subordination provided in this Section D or the obligations hereunder of the Holders of this Convertible Subordinated Promissory Note to the holders of Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness, or otherwise amend or supplement in any manner Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (iii)release any Person liable in any manner for the collection of Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Borrower and any other Person.

         10. The Borrower shall give prompt written notice to the Holders of any fact known to the Borrower which would prohibit the making of any payment to or by the Holders in respect of this Convertible Subordinated Promissory Note. Notwithstanding the provisions of this Section D or any other provision of this Convertible Subordinated Promissory Note, the Holders shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment to the Holders in respect of this Convertible Subordinated Promissory Note, unless and until the Holders shall have received written notice thereof from the Borrower or a holder of Senior Indebtedness; and, prior to the receipt of any such written notice, the Holders shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Holders shall not have received the notice provided for in this Section 10 at least two (2) business days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of, and premium, if any, or interest on this Convertible Subordinated Promissory Note), then, anything herein contained to the contrary notwithstanding, the Holders shall have full power and authority to receive such money and to apply the same to the purpose for which such money was received and shall not be affected by any notice to the contrary which may be received by it within two (2) business days prior to such date.

         The Holders shall be entitled to rely on the delivery to them of a written notice by a person representing himself to be a holder of Senior Indebtedness (or a representative thereof) to establish that such notice has been given by a holder of Senior Indebtedness (or representative thereof). In the event that the Holders determine in good faith that further evidence is required with respect to the right of any person as a holder of Senior Indebtedness (or a representative thereof) to participate in any payment or distribution pursuant to this Section D, the Holders may request such person to furnish evidence to the reasonable satisfaction of the Holders as to the amount of Senior Indebtedness held by such person, the extent to which such person is entitled to

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

participate in such payment or distribution and any other facts pertinent to the rights of such person under this Section D, and if such evidence is not furnished, the Holders may defer any payment or distribution to such person pending judicial determination as to the right of such person to receive such payment or distribution.

         11. Upon the payment or distribution of assets of the Borrower referred to in this Section D, the Holders of this Convertible Subordinated Promissory Note shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of the creditors, agent or other person making such payment or distribution, delivered to the holders of this Convertible Subordinated Promissory Note, for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other indebtedness of the Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section D.

         The transfer of this Convertible Subordinated Promissory Note in accordance with applicable federal and state blue sky laws may be registered on the books maintained for that purpose by or on behalf of the Borrower. The Borrower may request an opinion of counsel reasonably acceptable to the Borrower as a condition of registering such transfer.

         None of the terms or provisions of this Convertible Subordinated Promissory Note may be amended, modified or waived except by a written agreement duly executed on behalf of the Lender and the Borrower and specifically setting forth the provision so amended, modified or waived. No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to any right, power or privilege under this Convertible Subordinated Promissory Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Convertible Subordinated Promissory Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         Except as set forth in the Purchase Agreement, this Convertible Subordinated Promissory Note shall not entitle the Holder to any rights as a stockholder of the Borrower, including without limitation, the right to vote, to receive dividends and other distributions, or to receive notice of, or to attend, meetings of stockholders or any other proceedings of the Borrower, unless and to the extent converted into shares of Common Stock in accordance with terms hereof.

         The Borrower hereby waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Convertible Subordinated Promissory Note, and shall pay all reasonable costs of collection within five
(5) business days following demand by the Lender, including, without limitation, reasonable attorneys' fees, costs and other expenses.

         If any terms or provisions of this Convertible Subordinated Promissory Note or application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Convertible Subordinated Promissory Note, or the application of such terms

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

or provisions to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Convertible Subordinated Promissory Note shall be valid and enforceable to the fullest extent permitted by law.

         THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE.



                                      eSoft, Inc.




                                      By: /s/ Jeffrey Finn
                                          ------------------------
                                          Jeffrey Finn
                                          President and Chief Executive Officer



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